Exhibit 10.1

March 2, 2012

Michael Chochon

Via Email

Dear Mike,

On behalf of Penson Worldwide, Inc. (PWI), I am pleased to extend an offer of employment for the position of Executive Vice President and, upon completion of annual reporting for 2011 as you are notified by us, Chief Financial Officer for PWI and its broker dealer, Penson Financial Services, Inc. As discussed, we are offering you a semi-monthly base salary of $12,500.00 with a bonus opportunity of $100,000.00 for your first year, which is guaranteed. This is payable during our normal bonus process, which is normally in February. This position is considered an exempt position and is, therefore, not eligible for overtime. Following your first year, you will also be eligible for bonuses in accordance with PWI’s policies as may be amended from time to time. Currently bonuses are paid annually. Bonuses are paid at management’s discretion, and Bryce Engel and Phil Pendergraft will establish the criteria and expectations separate from this letter shortly after you begin employment. PWI pays its employees on the 15th and the last day of each month. Your start date of employment will be March 12, 2012.

We will also pay reasonable expenses for temporary housing for no more than 120 days from the first day you commence employment, so long as such housing is arranged by our Human Resources department in accordance with its guidelines. In addition, we will pay reasonable travel expenses for you relating to your transition from Omaha to Dallas, for up to 120 days from the first day you commence employment, provided that you follow our travel policy and we receive receipts therefor.

As a regular full-time employee, you will be eligible for standard PWI benefits. Please note that these benefits are subject to change at any time at PWI’s sole discretion and without prior notice.

This offer is contingent upon your successful completion of our background verification processes, including a drug screen. You will also be required to be fingerprinted on or around your start date. Please be advised that this offer of employment is contingent upon no adverse findings in the verification process.

We greatly look forward to having you join PWI and becoming a member of our team. However, we recognize that you retain the option, as does PWI, of ending your employment with PWI at any time, with or without notice and with or without cause. As such, your employment with PWI is at-will and neither this letter nor any other oral or written representations may be considered a contract for any specific period of time. If you are terminated for a reason other than cause, you will be entitled to severance compensation of six months base salary.

Please confirm acceptance of these terms by signing in the space provided below and returning the letter to PWI’s Human Resources Department by March 12, 2012. You may also return this letter via fax to 214.217.4978.

It is a pleasure to welcome you to PWI. Should you have any questions, please do not hesitate to contact me at 214.765.1287.

Sincerely,

/s/ Bryce Engel

Bryce Engel

President & Chief Operating Officer

CANDIDATE ACCEPTANCE

By signing below I hereby acknowledge and agree that I have read and understand the foregoing information and I accept the position indicated above with PWI and will start work on March 12, 2012.

/s/ Michael D. Chochon	March 12, 2012
Signature	Date